Exhibit 99.1

UbiquiTel Inc.
One West Elm Street, Suite 400
Conshohocken, PA 19428
Phone:	(610) 832-3300
Fax:	(610) 832-3400

April 28, 2006

Deephaven Capital Management LLC

130 Cheshire Lane, Suite 102

Minnetonka, MN 55305

Attn: Matthew C. Halbower

Ladies and Gentlemen:

Thank you for your letter to our Board of Directors dated April 26, 2006. As you are no doubt aware, on April 19, 2006, our Board of Directors unanimously (1) approved the merger agreement, the merger and the settlement agreement with Sprint Nextel Corporation, (2) determined that $10.35 per share in cash to be paid to our stockholders in the merger is fair to and in the best interests of UbiquiTel and its stockholders and (3) resolved to call a meeting of our stockholders for the purpose of acting on the merger with Sprint Nextel, among other things, and to recommend that our stockholders approve the merger, on the terms set forth in the merger agreement, at our meeting of stockholders.

We intend to file with the Securities and Exchange Commission a proxy statement and other relevant materials in connection with the merger and our meeting of stockholders to be held on a date to be determined in due course. We encourage you to read the proxy statement and other relevant materials when they become available because they will contain important information about the merger and UbiquiTel.

Sincerely,

UBIQUITEL INC.

/s/ Donald A. Harris

Chairman of the Board, President and Chief Executive Officer

on behalf of the Board of Directors

cc:  Members of the Board of Directors of UbiquiTel Inc.